UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 6, 2016

NET 1 UEPS TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Florida	000-31203	98-0171860
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

President Place, 4th Floor, Cnr. Jan Smuts Avenue and Bolton Road
Rosebank, Johannesburg, South Africa
(Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: 011-27-11-343-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Equity Issuances by the Company

On October 6, 2016, Net 1 UEPS Technologies, Inc. (the “Company”) entered into Stock Purchase Agreements (collectively, the “Purchase Agreements”) with N2 Partners Ltd (the “N2 Investor”) and Draper Gain Investments Ltd (the “DG Investor” and together with the N2 Investor, the “Investors”). Under the Purchase Agreements, each of the Investors will purchase 2,500,000 shares of the Company’s common stock, par value $0.001 per share, at a price of $9.00 per share, for gross proceeds to the Company of $45.0 million. Closing of the transactions is scheduled to occur on or about November 9, 2016. The sale of the shares will be registered under the Securities Act of 1933, as amended, pursuant to the Company’s shelf registration statement on Form S-3. Each of the Investors will be contractually restricted from selling or otherwise disposing of the purchased shares for a period of six months after the date of issuance.

The foregoing description of the Purchase Agreements does not purport to be complete and is qualified in its entirety by reference to the full text thereof, copies of which are attached hereto as Exhibits 10.34 and 10.35 and are incorporated herein by reference.

A copy of the opinion of DLA Piper LLP (US), relating to the legality of the issuance of the shares of common stock is attached hereto as Exhibit 5.1.

Item 9.01. Financial Statements and Exhibits.

(d)        Exhibits

Exhibit
No.	Description

5.1	Opinion of DLA Piper LLP (US)

10.34	Stock Purchase Agreement, dated October 6, 2016, between the Company and the N2 Investor

10.35	Stock Purchase Agreement, dated October 6, 2016, between the Company and the DG Investor

23.2	Consent of DLA Piper LLP (US) (included in exhibit 5.1)

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NET 1 UEPS TECHNOLOGIES, INC.

Date: October 6, 2016	By: Herman G. Kotzé
Name: Herman G. Kotzé
Title: Chief Financial Officer